EXHIBIT 99.5
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SALON MEDIA GROUP RECEIVES ADDITIONAL INVESTMENT FROM ADOBE

SAN FRANCISCO, March 11 /PRNewswire-FirstCall/ -- Salon Media Group, Inc. (Nasdaq: SALNC) announced today that Adobe Systems Incorporated, the leader in network publishing, has made an additional investment in the company totaling $500,000. This new investment by Adobe brings Salon's most recent financings -- including those completed in September 2001 -- to approximately $3.75 million.

Adobe was one of Salon's original investors in 1995 and has participated in three previous rounds of financing.

"Salon represents a good investment opportunity for Adobe," said Fred Mitchell, vice president of venture development for Adobe. "Salon has demonstrated the ability to build a quality brand and drive revenues. We believe they have what it takes to be a valuable commodity on the Web."

"We're excited to have Adobe, one of Salon's earliest and largest investors show their support for our business prospects with this investment," said Michael O'Donnell, Salon's CEO & President. "Adobe is one of the world's premier software companies and we look forward to continuing this partnership and benefiting from their experience in building valuable businesses.

Adobe Founder and Chairman John Warnock joined Salon's Board of Directors in August 2001.

About Salon

Founded in 1995, Salon Media Group is a leading new media company that produces an award-winning Internet site, Salon.com, as well as two subscription-based online communities, The Well and Table Talk. Salon logged 3.8 million unique visitors in July 2001, as audited by the Audit Bureau of Circulations. Companies which have advertised on Salon include IBM, Lexus, PBS, Porsche, Universal Studios, Hewlett-Packard, Ford, Sprint, Microsoft, Absolut, ING, Powell's Books, Discover Card and Intel.